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                                                                    EXHIBIT 21.1

                         LIST OF MATERIAL SUBSIDIARIES

   The following companies are wholly-owned subsidiaries of Concentric Network
Corporation:

     AnaServe, Inc., a California corporation;

     Delta Internet Services, Inc., a California corporation; and

     InterNex Information Services, Inc., a California corporation.